Exhibit 99.2

July 20, 2023

SENDER NAME

Grand View Research, Inc.

201 Spear Street, Suite #1100

San Francisco CA 94105

Advanced Biomed Inc.

689-87 Xiaodong Road, Yongkang District

Tainan, Taiwan

Re: Advanced Biomed Inc.

Ladies and Gentlemen,

We understand that Advanced Biomed Inc. (the “Company”) plans to file an amendment to its registration statement on Form S-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company (the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Grand View Research, Inc.

/s/ Michelle Thoras
Name: Michelle Thoras
Title: Director Client Relations